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

                               GENSYM CORPORATION
      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

(In thousands, except net income per share)                                    THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                              1997               1996
                                                                             -----              -----
Weighted average common shares outstanding during the period                 6,221              5,333

Shares issuable from assumed exercise of options, computed in
      accordance with the treasury stock method                                183                398
                                                                             -----              -----

Weighted average common and common equivalent shares                         6,404              5,731
                                                                             =====              =====

Net income                                                                   $  66              $ 333
                                                                             =====              =====

Net income per share                                                         $0.01              $0.06
                                                                             =====              =====
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